UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

April 30, 2015
Date of Report (Date of Earliest Event Reported)

HEWLETT-PACKARD COMPANY
(Exact name of registrant as specified in its charter)

DELAWARE	1-4423	94-1081436
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

3000 HANOVER STREET, PALO ALTO, CA	94304
(Address of principal executive offices)	(Zip code)

(650) 857-1501
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

The information described below under “Item 2.03. Creation of a Direct Financial Obligation under an Off-Balance Sheet Arrangement of a Registrant” is hereby incorporated by reference into this Item 1.01.

Item 2.03.	Creation of a Direct Financial Obligation or Obligation under an Off Balance Sheet Arrangement of a Registrant.

On April 30, 2015, Hewlett-Packard Company (“HP”) entered into a term loan agreement (the “Term Loan Agreement”), together with the lenders named therein and JPMorgan Chase Bank, N.A. (“JPMorgan”), as administrative agent, providing for a senior unsecured delayed, multiple-draw term loan facility in the aggregate principal amount of $5,000,000,000 (the “Term Loan”).  The Term Loan may be used for general corporate purposes, including to pay expenses associated with HP’s proposed plan to separate into two independent publicly-traded companies (the “Separation”) and matters related to the acquisition of Aruba Networks, Inc.

Commitments under the Term Loan will be available until the earlier of November 1, 2015, as such date may be extended as described below (the “Scheduled Maturity Date”), or the date of the Separation, provided that the unutilized commitments will (if in excess of such amounts) be automatically reduced to (i) $2,500,000,000 on June 30, 2015, and (ii) if the Scheduled Maturity Date has been extended as set forth below, to $1,500,000,000 on November 1, 2015. HP has the option to extend the then-current Scheduled Maturity Date of the term loans (i) from November 1, 2015 to December 15, 2015, upon payment of an extension fee, (ii) from December 15, 2015 to March 15, 2016, upon payment of an additional extension fee, and (iii) from March 15, 2016 to June 15, 2016, upon payment of an additional extension fee; provided that, notwithstanding any such extended maturity date, all loans will mature on any earlier date on which the Separation is consummated. In addition, HP is required to prepay the Term Loan (and, as applicable, reduce undrawn commitments thereunder) in an amount equal to the net cash proceeds received from certain material incurrences of debt for borrowed funds. HP currently has no borrowings outstanding under the Term Loan, but expects to borrow under the Term Loan from time to time.

Borrowings under the Term Loan will bear interest at rates per annum, determined, at HP’s option, by reference either to an alternate base rate (“ABR Borrowing”) or to LIBOR (“Eurodollar Borrowing”). ABR Borrowings will bear interest at (a) the highest of (i) the prime rate announced by JPMorgan, (ii) the Federal Funds Effective Rate plus one-half of 1%, and (iii) one-month LIBOR plus 1%, plus (b) a margin of between zero and 12.5 basis points, depending on the rating of HP’s long-term senior unsecured debt. Eurodollar Borrowings will bear interest at (a) the London interbank offered rate for deposits in dollars with a term equivalent to the interest period for such borrowing; plus (b) a margin of between 100 and 112.5 basis points, depending on the rating of HP’s long-term senior unsecured debt.

The Term Loan Agreement contains customary representations and warranties and customary affirmative, negative and financial covenants. The covenants contain, among other things, limitations on HP and its subsidiaries incurring liens, entering into sale and leaseback transactions, disposing of assets and entering into certain types of fundamental change transactions. Under the financial covenant, HP may not permit the ratio of its consolidated EBITDA to its consolidated interest expense to exceed 3.0 to 1 for any period of four consecutive fiscal quarters.

The Term Loan Agreement includes customary events of default, including events of default relating to non-payment of amounts due under the Term Loan, material inaccuracy of representations and warranties, violation of covenants, non-payment or acceleration of other material indebtedness, bankruptcy and insolvency, unsatisfied material judgments and change of control. If an event of default occurs under the Term Loan Agreement, the lenders will be able to terminate the commitments and accelerate the maturity of the Term Loan and exercise other rights and remedies.

The foregoing description is qualified by reference to the full text of the Term Loan Agreement, which HP will file with its Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2015.

In the ordinary course of their respective financial services businesses, the lenders party to the Term Loan, or their respective affiliates, have provided, and may in the future provide to HP, and persons and entities with relationships with HP, a variety of services, including cash management, investment research and management, commercial banking, hedging, brokerage, and advisory or other financial and non-financial activities and services, for which they received or will receive customary fees and expenses.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEWLETT-PACKARD COMPANY

DATE: May 5, 2015	By:	/s/ Rishi Varma
	Name:	Rishi Varma
	Title:	Senior Vice President, Deputy General Counsel and Assistant Secretary